Exhibit 97.1
Embecta Corp.
Supplemental Policy Regarding the Recovery of Compensation (“Policy”)
Effective December 1, 2023
In the event that any Incentive Compensation payout is made to a member of Embecta Corp. (“Embecta” or the “Company”) who is an executive officer or other direct report to the Chief Executive Officer (“Leadership Team”) based, in whole or in part, on Embecta’s financial results for any time period, and Embecta’s financial statements covering all or part of such period are subsequently restated as a result of such member’s misconduct, including but not limited to fraud or knowing illegal conduct, then the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Embecta (the “Board”) may, in its discretion, require the Leadership Team member to reimburse such compensation to Embecta to the extent permitted by applicable law. In addition, in such instance, the Committee shall have the discretion to (i) cause Embecta to cancel any outstanding Incentive Compensation awards (or recover any payments under such awards) that were granted to such Leadership Team member with respect to the period or periods so restated, and (ii) require the Leadership Team member to reimburse Embecta for any profits realized on any sale of stock occurring after the public issuance of the financial statements that are subsequently restated. Such actions shall be in addition to any other remedies available to Embecta under applicable law. The Committee shall have sole discretion to determine whether a Leadership Team member’s conduct constitutes fraud or knowing illegal conduct for purposes of this Policy. For purposes of this Policy, “Incentive Compensation” means an award based wholly or in part upon the attainment of a financial reporting measure, including but not limited to any award granted under the Form of Embecta Corp. 2022 Employee and Director Equity-Based Compensation Plan (the “Plan”).
To the extent permitted by applicable law, the Committee shall also have the authority to require reimbursement from members of the Leadership Team who were not involved in such misconduct in the amount by which any Incentive Compensation payout exceeded the amount that would have been awarded or paid based on the restated results, as determined by the Committee at its sole discretion. The Committee shall determine, at its sole discretion, the method for recouping Incentive Compensation in such instance, which may include (i) requiring reimbursement of Incentive Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) deducting the amount to be recouped from any compensation otherwise owed by the Company to the Leadership Team member; and/or (iv) taking any other remedial and recovery action permitted by law, as determined by the Committee.
In addition, in the event that a member of the Leadership Team who holds an equity-based compensation award under the Plan, or any successor to such plan, that contains restrictive covenants in the applicable award agreement breaches such restrictive covenants, the Committee shall have the discretion to (i) cause Embecta to cancel such equity-based compensation awards to the extent then outstanding, and (ii) recover of any shares received upon the exercise or vesting of such awards (the “Distributed Shares”) or any gain realized on the sale, transfer, or other disposition of any Distributed Shares. Such actions shall be in addition to any other remedies available to Embecta under applicable law. The Committee shall have sole discretion to determine whether an individual has breached the applicable restrictive covenants for purposes of this Policy.
This Policy shall only apply to Incentive Compensation and other equity-based compensation awards granted after the date of this Policy.
There is no intention to, nor shall there be, any duplicative recoupment of the same compensation under more than one policy, plan, award or agreement, including this Policy and the Company’s Dodd-Frank Clawback Policy.

The Plan shall be amended to implement the terms of this Policy. The terms of this Policy shall also be incorporated into the terms and conditions of any equity-based compensation award granted after the date hereof. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the date hereof shall, as a condition to the grant of any benefit thereunder, require a Leadership Team member or other individual to agree to abide by the terms of this Policy.
The Company shall not indemnify any Leadership Team member or other individual against the loss of any incorrectly awarded or otherwise recouped Incentive Compensation.
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Committee may terminate this Policy at any time.
This Policy shall be binding and enforceable against all Leadership Team members, and their heirs, executors, administrators or other legal representatives.

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